Exhibit 99.1
news release
QLT ANNOUNCES MGH LITIGATION SETTLEMENT

For Immediate Release	November 25, 2009
VANCOUVER, CANADA— QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced the settlement of its litigation with the General Hospital Corporation, doing business as Massachusetts General Hospital (“MGH”). Under the terms of the settlement agreement, QLT will pay US$20.0 million to MGH as payment in full for all past and future royalty obligations under the License Agreement between QLT and MGH, in exchange for the dismissal with prejudice of MGH’s lawsuit against QLT pending in the Massachusetts District Court for violation of Massachusetts General Law Chapter 93A, sections 2 and 11. As part of the settlement, QLT and MGH have also released each other from any claims in connection with the lawsuit and certain related matters. Under the existing License Agreement, QLT was obligated to pay MGH a 0.5% royalty on Visudyne® sales in the U.S. and Canada.
“We are pleased to put this matter behind us and continue to concentrate on our clinical programs and strategic growth initiatives,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We believe that this agreement fairly resolves our dispute and serves to recognize the critically important contributions made by MGH in the development of Visudyne.”
About QLT
QLT Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, and the development of drugs to be delivered in our proprietary punctal plug devices. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
or
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com
Visudyne is a registered trademark of Novartis AG.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”